Exhibit 99.2
For Immediate News Release
July 25, 2016

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2016 OPERATING RESULTS
AND UPDATES FULL YEAR 2016 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2016 was $197,444,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) of 11.6% to $1.44 for the three months ended June 30, 2016, from $1.29 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2016 decreased 8.7% to $1.99 from $2.18 for the prior year period.

Core FFO per share for the three months ended June 30, 2016 increased 8.6% to $2.03 from $1.87 for the prior year period.

The Company's EPS, FFO per share and Core FFO per share were impacted by an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities for the three months ended June 30, 2016 over the prior year period, partially offset by an increase in the average shares outstanding. The increase in EPS was also due to an increase in both wholly-owned and joint venture real estate sales and related gains, partially offset by an increase in depreciation expense and a decrease in casualty and impairment gain, net. The decrease in FFO per share is primarily due to a decrease in casualty and impairment gain, net, coupled with the gain on extinguishment of debt in the prior year period as compared to the loss on extinguishment of debt for the three months ended June 30, 2016.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter of 2016 to its April 2016 outlook:

Second Quarter 2016 Results
Comparison to April 2016 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - April 2016 outlook (1)	$1.49	$2.10	$2.00
Established and Redevelopment Community NOI	0.02	0.02	0.02
Gain on sale of real estate	(0.13)	(0.14)	—
Casualty and impairment loss	0.02	(0.02)	—
Joint venture income and other	0.04	0.03	0.01
Q2 2016 per share reported results	$1.44	$1.99	$2.03

(1) The mid-point of the Company's April 2016 outlook.

For the six months ended June 30, 2016, EPS increased 10.8% to $3.17 from $2.86 for the prior year period. FFO per share was $4.06 for both the six months ended June 30, 2016 and the prior year period. For the six months ended June 30, 2016, Core FFO per share increased 10.2% to $4.00 from $3.63 for the prior year period.

Operating Results for the Three Months Ended June 30, 2016 Compared to the Prior Year Period

For the Company, total revenue increased by $44,848,000, or 9.8%, to $502,307,000. This increase is primarily due to growth in revenue from Development Communities and Established Communities.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities, Average Rental Rates increased 5.2%, and were partially offset by a decrease in Economic Occupancy of 0.2%, resulting in an increase in rental revenue of 5.0%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.1%. Total revenue for Established Communities increased $17,901,000, or 4.9%, to $379,853,000. Operating expenses for Established Communities increased $5,080,000, or 4.7%, to $112,575,000. NOI for Established Communities increased $12,821,000, or 5.0%, to $267,278,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended June 30, 2016 compared to the three months ended June 30, 2015:

Q2 2016 Compared to Q2 2015
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	4.0%	(0.4)%	5.3%	2.7%	14.2%
Metro NY/NJ	3.1%	0.2%	5.5%	2.3%	24.4%
Mid-Atlantic	1.6%	—%	(0.2)%	2.5%	15.2%
Pacific NW	7.0%	(0.5)%	8.2%	5.6%	5.2%
No. California	8.7%	(0.1)%	14.4%	6.8%	21.0%
So. California	7.1%	(0.4)%	(1.1)%	10.3%	20.0%
Total	5.2%	(0.2)%	4.7%	5.0%	100.0%

(1) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(2) Represents each region's % of total NOI for Q2 2016, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Six Months Ended June 30, 2016 Compared to the Prior Year Period

For the Company, total revenue increased by $110,978,000, or 12.3%, to $1,010,804,000. This increase is primarily due to growth in revenue from Development Communities and Established Communities, coupled with business interruption insurance proceeds.

For Established Communities, Average Rental Rates increased 5.4%, and were partially offset by a decrease in Economic Occupancy of 0.2%, resulting in an increase in rental revenue of 5.2%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 5.3%. Total revenue for Established Communities increased $37,243,000, or 5.2%, to $753,804,000. Operating expenses for Established Communities increased $5,217,000, or 2.4%, to $222,996,000. NOI for Established Communities increased $32,026,000, or 6.4%, to $530,808,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2016 compared to the six months ended June 30, 2015:

YTD 2016 Compared to YTD 2015
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex (1)	NOI	NOI (2)
New England	4.7%	(0.4)%	(3.0)%	8.9%	14.3%
Metro NY/NJ	3.4%	(0.1)%	4.3%	2.8%	24.2%
Mid-Atlantic	1.6%	(0.2)%	0.4%	1.9%	15.1%
Pacific NW	6.9%	(0.4)%	6.9%	6.2%	5.2%
No. California	9.5%	(0.4)%	8.8%	9.1%	21.1%
So. California	7.4%	(0.2)%	0.7%	10.1%	20.1%
Total	5.4%	(0.2)%	2.4%	6.4%	100.0%

(1) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(2) Represents each region's % of total NOI for YTD 2016, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended June 30, 2016, the Company engaged in the following development activity:

The Company completed the development of three communities:

•	AVA Capitol Hill, located in Seattle, WA;

•	Avalon Irvine III, located in Irvine, CA; and

•	Avalon Union, located in Union, NJ.

These three communities contain an aggregate of 607 apartment homes and 16,000 square feet of retail space, and were constructed for an aggregate Total Capital Cost of $187,500,000.

The Company started the construction of two communities:

•	Avalon Somers, located in Somers, NY; and

•	AVA North Point, located in Cambridge, MA.

These two communities will contain a total of 417 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $159,000,000. AVA North Point is the third phase of a master planned development, the other phases of which are owned through a joint venture structure that the Company acquired an interest in as part of the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013. This community will also be developed by the Company within a joint venture that was formed in July 2016, in which the Company owns a 55% interest.

The Company added five Development Rights which, if developed as expected, will contain 2,060 apartment homes and will be developed for an estimated Total Capital Cost of $684,000,000.

The projected Total Capital Cost of overall Development Rights increased to $4.0 billion at June 30, 2016 from $3.7 billion at March 31, 2016.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

During the three months ended June 30, 2016, the Company acquired three parcels of land for development for an aggregate investment of $34,587,000. The Company has started or anticipates starting construction of apartment communities on this land during the next six months.

Acquisition Activity

In May 2016, the Company acquired Avalon Clarendon, located in Arlington, VA. Avalon Clarendon contains 300 apartment homes and was acquired for a purchase price of $120,300,000. Avalon Clarendon is part of a mixed-use development containing residential, retail, office and public parking. To facilitate the acquisition, the Company entered into a joint venture under which the Company acquired all of the rights and obligations associated with the residential component, while the joint venture partner acquired all of the rights and obligations associated with the other components. The Company and its venture partner expect to complete a vertical subdivision of the property in the third quarter of 2016, at which time the Company will report the operating results of Avalon Clarendon as part of its consolidated results of operations.

Disposition Activity

Consolidated Apartment Communities

During the three months ended June 30, 2016, the Company sold Avalon Essex, a wholly-owned community located in Peabody, MA. Avalon Essex contains 154 apartment homes and was sold for $45,100,000, resulting in a gain in accordance with GAAP of $31,081,000 and an Economic Gain of $20,787,000. Avalon Essex generated an Unleveraged IRR of 13.7% over an investment period of 15.7 years.

Unconsolidated Real Estate Investments
During the three months ended June 30, 2016, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold one community containing 628 apartment homes for a sales price of $163,550,000. The Company's share of the gain in accordance with GAAP was $23,547,000. In conjunction with the disposition, Fund II repaid $59,100,000 of related secured indebtedness in advance of the scheduled maturity date. This resulted in charges for a prepayment penalty and write-off of deferred financing costs, of which the Company’s portion was $463,000, reported as a reduction of joint venture income. In July 2016, Fund II distributed the proceeds from the sale, of which the Company received $35,947,000. The Company’s share of the distribution included $5,014,000 for an incentive distribution, of which $3,447,000 was recognized as income from the Company’s promoted interest in the three months ended June 30, 2016.

Liquidity and Capital Markets

At June 30, 2016, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $287,691,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the second quarter of 2016 was 5.1 times.

During the three months ended June 30, 2016, the Company issued $475,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration for net proceeds of approximately $471,751,000. The notes mature in May 2026, were issued at a 2.95% coupon interest rate and have an effective interest rate of approximately 3.35%, including the effect of an interest rate hedge and offering costs.

During the three months ended June 30, 2016, the Company repaid $134,500,000 of variable rate debt secured by Avalon Walnut Creek at par in advance of its March 2046 maturity date, recognizing a non-cash charge of $2,461,000 for the write-off of deferred financing costs.

Third Quarter and Updated Full Year 2016 Financial Outlook

For its third quarter and full year 2016 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2016			Full Year 2016
	Low		High	Low		High

Projected EPS	$2.69	-	$2.75	$7.48	-	$7.68
Projected FFO per share	$2.14	-	$2.20	$8.26	-	$8.46
Projected Core FFO per share (1)	$2.05	-	$2.11	$8.13	-	$8.33

(1) See Attachment 14 for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company's July 2016 outlook for EPS, FFO per share and Core FFO per share for the full year 2016 to its February 2016 outlook:

July 2016 Full Year Outlook
Comparison to February 2016 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - February 2016 outlook (1)	$7.06	$8.32	$8.23
Established Community NOI	(0.03)	(0.03)	(0.03)
Other community NOI	0.01	0.01	0.01
Capital markets and transaction activity	(0.01)	(0.01)	0.02
Interest expense and capitalized interest	0.01	0.01	0.01
Joint venture income, management fees and overhead	0.05	0.05	(0.01)
Casualty and impairment loss, net	(0.04)	(0.07)	—
Gain on sale of real estate	0.61	0.08	—
Depreciation expense (real estate related)	(0.08)	—	—
Projected per share - July 2016 outlook (1)	$7.58	$8.36	$8.23

(1) The mid-point of the Company's outlook.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

Further detail of the Company's current full year 2016 outlook is available on Attachment 13.

Other Matters

The Company will hold a conference call on July 26, 2016 at 11:00 AM ET to review and answer questions about this release, its second quarter 2016 results, the Attachments (described below) and related matters. To participate on the call, dial 888-516-2377 domestically and 719-325-4937 internationally and use conference id: 8768422.

To hear a replay of the call, which will be available from July 26, 2016 at 2:00 PM ET to August 2, 2016 at 2:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 8768422. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 26, 2016. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of June 30, 2016, the Company owned or held a direct or indirect ownership interest in 283 apartment communities containing 82,984 apartment homes in 10 states and the District of Columbia, of which 23 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,”

“estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the fire; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2016 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2016 AvalonBay Communities, Inc. All Rights Reserved

Avalon at Assembly Row
Somerville, MA

AVA

AVA DoBro
Brooklyn, NY

eaves
by Avalon
APARTMENT
LIVING

eaves Creekside
Mountain View, CA

SECOND QUARTER 2016

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 SECOND QUARTER 2016

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Year to Date Rental Revenue and Occupancy Changes..............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Development Communities............................................................................................................................................	Attachment 8
Future Development......................................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 11
Summary of Disposition Activity.....................................................................................................................................	Attachment 12

Financial Outlook
2016 Financial Outlook.................................................................................................................................................	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 14

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2016
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2016	2015	% Change	2016	2015	% Change
Revenue:
Rental and other income (1)	$500,840	$454,517	10.2%	$1,007,814	$894,273	12.7%
Management, development and other fees	1,467	2,942	(50.1)%	2,990	5,553	(46.2)%
Total	502,307	457,459	9.8%	1,010,804	899,826	12.3%
Operating expenses:
Direct property operating expenses, excluding property taxes	100,739	93,214	8.1%	198,126	186,936	6.0%
Property taxes	51,107	45,913	11.3%	101,174	93,089	8.7%
Property management and other indirect operating expenses	16,970	17,782	(4.6)%	35,064	35,802	(2.1)%
Total operating expenses	168,816	156,909	7.6%	334,364	315,827	5.9%

Interest expense, net	(46,581)	(44,590)	4.5%	(89,991)	(90,164)	(0.2)%
(Loss) gain on extinguishment of debt, net	(2,461)	7,749	N/A	(2,461)	7,749	N/A
General and administrative expense	(12,011)	(10,335)	16.2%	(23,414)	(20,803)	12.6%
Joint venture income (2)	27,151	13,806	96.7%	55,120	48,371	14.0%
Investments and investment management	(1,194)	(1,073)	11.3%	(2,340)	(2,107)	11.1%
Expensed acquisition, development and other pursuit costs, net of recoveries (3)	(1,436)	(673)	113.4%	(4,897)	(1,860)	163.3%
Depreciation expense	(132,469)	(118,627)	11.7%	(259,685)	(235,480)	10.3%
Income tax expense	(36)	(1,293)	(97.2)%	(73)	(1,308)	(94.4)%
Casualty and impairment gain (loss), net (4)	1,732	17,114	(89.9)%	3,935	11,326	(65.3)%
Gain on sale of communities	30,990	—	100.0%	82,420	70,936	16.2%
Gain on sale of other real estate	143	9,625	(98.5)%	143	9,647	(98.5)%
Net income	197,319	172,253	14.6%	435,197	380,306	14.4%

Net loss attributable to noncontrolling interests	125	71	76.1%	180	163	10.4%
Net income attributable to common stockholders	$197,444	$172,324	14.6%	$435,377	$380,469	14.4%

Net income attributable to common stockholders per common share - basic	$1.44	$1.30	10.8%	$3.17	$2.88	10.1%
Net income attributable to common stockholders per common share - diluted	$1.44	$1.29	11.6%	$3.17	$2.86	10.8%

Funds from Operations	$273,580	$290,471	(5.8)%	$558,168	$541,051	3.2%
Per common share - diluted	$1.99	$2.18	(8.7)%	$4.06	$4.06	—%

Dividends declared - common	$185,369	$166,109	11.6%	$370,537	$331,346	11.8%
Per common share	$1.35	$1.25	8.0%	$2.70	$2.50	8.0%

Average shares and participating securities outstanding - basic	137,277,401	132,319,255	3.7%	137,213,698	132,269,714	3.7%
Average shares outstanding - diluted	137,437,733	133,086,439	3.3%	137,410,387	133,131,363	3.2%
Total outstanding common shares and operating partnership units	137,320,034	132,895,667	3.3%	137,320,034	132,895,667	3.3%

(1)	Amount for the six months ended June 30, 2016 includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

(2)
Amounts for the three and six months ended June 30, 2016 include $3,447 relating to the Company's recognition of its promoted interest in Fund II, and $23,547 and $53,172, respectively, in disposition gains. Amounts for the three and six months ended June 30, 2015 include $12,232 and $23,807, respectively, in disposition gains, legal settlements and distributions associated with the wind down of joint ventures. In addition, the amount for the six months ended June 30, 2015 includes income of $20,680 from a joint venture partner’s buyout of the Company’s promoted interest in future distributions of MVP I, LLC.

(3)
Amount for the six months ended June 30, 2016 includes $1,616 related to the non-cash write-off of asset management fee intangibles primarily associated with the disposition of communities in Multifamily Partners AC LP (the "U.S. Fund").

(4)
Amounts for the three and six months ended June 30, 2016 include insurance proceeds net of casualty losses, partially offset by impairment charges for undeveloped land. Amounts for 2015 are primarily composed of insurance proceeds, partially offset by costs from the Edgewater casualty loss.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
June 30, 2016
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2016	2015

Real estate	$17,922,243	$17,151,277
Less accumulated depreciation	(3,540,481)	(3,303,751)

Net operating real estate	14,381,762	13,847,526
Construction in progress, including land	1,538,641	1,592,917
Land held for development	511,797	484,377
Real estate assets held for sale, net	65,894	17,489

Total real estate, net	16,498,094	15,942,309

Cash and cash equivalents	182,306	400,507
Cash in escrow	105,385	104,821
Resident security deposits	33,624	30,077
Investments in unconsolidated real estate entities	325,614	216,919
Other assets	250,044	236,672

Total assets	$17,395,067	$16,931,305

Unsecured notes, net	$4,319,165	$3,845,674
Unsecured credit facility	—	--
Notes payable, net	2,514,826	2,611,274
Resident security deposits	58,093	53,132
Liabilities related to real estate assets held for sale	1,549	553
Other liabilities	634,946	570,149

Total liabilities	$7,528,579	$7,080,782

Redeemable noncontrolling interests	9,969	9,997
Equity	9,856,519	9,840,526

Total liabilities and equity	$17,395,067	$16,931,305

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
June 30, 2016
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	June	March	December
	Homes	30, 2016	31, 2016	31, 2015

RENTAL REVENUE (2)
Established (3)	54,825	$379,675	$373,751	$372,421
Other Stabilized (3) (4)	8,377	57,956	55,557	49,978
Redevelopment (3)	4,893	41,580	40,867	40,881
Development (3)	9,706	18,804	12,355	8,492
Total Consolidated Communities	77,801	$498,015	$482,530	$471,772

OPERATING EXPENSE
Established		$112,575	$110,421	$106,066
Other Stabilized (4)		19,907	17,800	17,100
Redevelopment		11,289	11,989	12,026
Development		7,267	5,935	4,536
Total Consolidated Communities		$151,038	$146,145	$139,728

NOI (3)
Established		$267,278	$263,531	$266,575
Other Stabilized (4) (5)		38,593	58,604	33,296
Redevelopment		30,429	29,052	29,029
Development		11,476	6,275	4,846
Total Consolidated Communities		$347,776	$357,462	$333,746

AVERAGE REVENUE PER OCCUPIED HOME (6)
Established		$2,417	$2,376	$2,374
Other Stabilized (4)		$2,408	$2,303	$2,227
Redevelopment		$2,984	$2,945	$2,940

ECONOMIC OCCUPANCY (6)
Established		95.5%	95.6%	95.4%
Other Stabilized (4)		95.1%	95.3%	94.8%
Redevelopment		94.9%	94.5%	94.7%

ESTABLISHED COMMUNITIES TURNOVER (7)
Current year period / Prior year period		60.8% / 60.5%	42.4% / 41.1%	48.1% / 44.7%
Current year period YTD / Prior year period YTD		51.6% / 50.8%		54.9% / 52.6%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2016 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	NOI for Q1 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.
(6)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q2 2016 see Attachment #8, Development Communities.
(7)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.
(8)	Redevelopment Communities includes seven communities containing 2,917 apartment homes that are currently under active Redevelopment as of June 30, 2016.

CAPITALIZED COSTS
			Non-Rev
	Cap	Cap	Capex per
	Interest	Overhead	Home
Q216	$20,024	$12,212	$186
Q116	$20,609	$11,881	$174
Q415	$20,648	$11,442	$310
Q315	$20,356	$10,559	$210
Q215	$19,800	$11,180	$110

REDEVELOPMENT COMMUNITIES (8)

	Total Capital	Remaining
	Cost	to Invest
Q216	$142,700	$68,000

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2016

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3)
											% Change
		Q2 16	Q2 15	% Change	Q2 16	Q2 15	% Change	Q2 16	Q2 15	% Change	incl. Redev (4)
New England
Boston, MA	6,460	$2,289	$2,201	4.0%	95.6%	96.0%	(0.4)%	$42,416	$40,936	3.6%	3.6%
Fairfield-New Haven, CT	2,315	2,356	2,258	4.3%	95.6%	96.2%	(0.6)%	15,647	15,090	3.7%	3.7%
New England Average	8,775	2,306	2,217	4.0%	95.6%	96.0%	(0.4)%	58,063	56,026	3.6%	3.6%

Metro NY/NJ
New York City, NY	2,626	3,768	3,638	3.6%	96.3%	95.7%	0.6%	28,572	27,420	4.2%	3.9%
New York - Suburban	3,928	2,927	2,848	2.8%	95.6%	95.6%	0.0%	32,982	32,082	2.8%	2.9%
New Jersey	4,276	2,301	2,234	3.0%	95.8%	95.8%	0.0%	28,278	27,462	3.0%	3.0%
Metro NY/NJ Average	10,830	2,884	2,797	3.1%	95.9%	95.7%	0.2%	89,832	86,964	3.3%	3.3%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,575	2,130	2,096	1.6%	95.5%	95.5%	0.0%	58,440	57,503	1.6%	2.0%
Mid-Atlantic Average	9,575	2,130	2,096	1.6%	95.5%	95.5%	0.0%	58,440	57,503	1.6%	2.0%

Pacific Northwest
Seattle, WA	3,727	2,086	1,949	7.0%	95.0%	95.5%	(0.5)%	22,164	20,817	6.5%	6.5%
Pacific Northwest Average	3,727	2,086	1,949	7.0%	95.0%	95.5%	(0.5)%	22,164	20,817	6.5%	6.5%

Northern California
San Jose, CA	3,792	2,656	2,447	8.5%	96.1%	95.9%	0.2%	29,023	26,704	8.7%	8.3%
Oakland-East Bay, CA	3,028	2,420	2,203	9.9%	95.9%	95.1%	0.8%	21,085	19,051	10.7%	11.1%
San Francisco, CA	3,167	3,292	3,047	8.0%	94.4%	95.4%	(1.0)%	29,512	27,569	7.0%	7.0%
Northern California Average	9,987	2,786	2,563	8.7%	95.4%	95.5%	(0.1)%	79,620	73,324	8.6%	8.6%

Southern California
Los Angeles, CA	8,196	2,134	1,985	7.5%	95.4%	95.8%	(0.4)%	50,041	46,745	7.1%	7.0%
Orange County, CA	2,657	2,030	1,915	6.0%	95.3%	95.7%	(0.4)%	15,430	14,606	5.6%	5.6%
San Diego, CA	1,078	1,994	1,864	7.0%	94.3%	94.6%	(0.3)%	6,085	5,704	6.7%	8.2%
Southern California Average	11,931	2,098	1,959	7.1%	95.3%	95.7%	(0.4)%	71,556	67,055	6.7%	6.9%

Average/Total Established	54,825	$2,417	$2,298	5.2%	95.5%	95.7%	(0.2)%	$379,675	$361,689	5.0%	5.1%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2015 such that a comparison of Q2 2015 to Q2 2016 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.7% from Q2 2015 to Q2 2016.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities
June 30, 2016

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000s)
											% Change
		Q2 16	Q1 16	% Change	Q2 16	Q1 16	% Change	Q2 16	Q1 16	% Change	incl. Redev (2)
New England
Boston, MA	6,460	$2,289	$2,275	0.6%	95.6%	95.2%	0.4%	$42,416	$41,972	1.1%	1.2%
Fairfield-New Haven, CT	2,315	2,356	2,324	1.4%	95.6%	95.2%	0.4%	15,647	15,361	1.9%	1.9%
New England Average	8,775	2,306	2,287	0.8%	95.6%	95.2%	0.4%	58,063	57,333	1.3%	1.4%

Metro NY/NJ
New York City, NY	2,626	3,768	3,716	1.4%	96.3%	95.5%	0.8%	28,572	27,964	2.2%	1.8%
New York - Suburban	3,928	2,927	2,862	2.3%	95.6%	95.2%	0.4%	32,982	32,119	2.7%	2.7%
New Jersey	4,276	2,301	2,248	2.4%	95.8%	95.9%	(0.1)%	28,278	27,644	2.3%	2.3%
Metro NY/NJ Average	10,830	2,884	2,827	2.0%	95.9%	95.5%	0.4%	89,832	87,727	2.4%	2.2%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,575	2,130	2,100	1.4%	95.5%	95.3%	0.2%	58,440	57,524	1.6%	1.7%
Mid-Atlantic Average	9,575	2,130	2,100	1.4%	95.5%	95.3%	0.2%	58,440	57,524	1.6%	1.7%

Pacific Northwest
Seattle, WA	3,727	2,086	2,016	3.5%	95.0%	95.7%	(0.7)%	22,164	21,567	2.8%	2.8%
Pacific Northwest Average	3,727	2,086	2,016	3.5%	95.0%	95.7%	(0.7)%	22,164	21,567	2.8%	2.8%

Northern California
San Jose, CA	3,792	2,656	2,619	1.4%	96.1%	96.1%	0.0%	29,023	28,625	1.4%	1.1%
Oakland-East Bay, CA	3,028	2,420	2,363	2.4%	95.9%	95.7%	0.2%	21,085	20,544	2.6%	2.9%
San Francisco, CA	3,167	3,292	3,239	1.6%	94.4%	94.9%	(0.5)%	29,512	29,227	1.0%	1.0%
Northern California Average	9,987	2,786	2,738	1.8%	95.4%	95.6%	(0.2)%	79,620	78,396	1.6%	1.5%

Southern California
Los Angeles, CA	8,196	2,134	2,098	1.7%	95.4%	96.8%	(1.4)%	50,041	49,918	0.2%	0.4%
Orange County, CA	2,657	2,030	1,997	1.7%	95.3%	95.9%	(0.6)%	15,430	15,269	1.1%	1.1%
San Diego, CA	1,078	1,994	1,972	1.1%	94.3%	94.4%	(0.1)%	6,085	6,017	1.1%	1.5%
Southern California Average	11,931	2,098	2,064	1.6%	95.3%	96.4%	(1.1)%	71,556	71,204	0.5%	0.7%

Average/Total Established	54,825	$2,417	$2,376	1.7%	95.5%	95.6%	(0.1)%	$379,675	$373,751	1.6%	1.6%

(1)	Reflects the effect of concessions amortized over the average lease term.

(2)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 6
AvalonBay Communities, Inc.
Year To Date Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2016

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3) (4)

		Year to Date 2016	Year to Date 2015	% Change	Year to Date 2016	Year to Date 2015	% Change	Year to Date 2016	Year to Date 2015	% Change	% Change incl. Redev (4)
New England
Boston, MA	6,460	$2,282	$2,180	4.7%	95.4%	95.7%	(0.3)%	$84,388	$80,849	4.4%	4.4%
Fairfield-New Haven, CT	2,315	2,340	2,230	4.9%	95.4%	96.3%	(0.9)%	31,007	29,827	4.0%	4.0%
New England Average	8,775	2,297	2,193	4.7%	95.4%	95.8%	(0.4)%	115,395	110,676	4.3%	4.3%

Metro NY/NJ
New York City, NY	2,626	3,742	3,609	3.7%	95.9%	95.3%	0.6%	56,537	54,206	4.3%	4.0%
New York - Suburban	3,928	2,894	2,816	2.8%	95.4%	95.7%	(0.3)%	65,101	63,505	2.5%	2.7%
New Jersey	4,276	2,275	2,195	3.6%	95.8%	96.3%	(0.5)%	55,922	54,240	3.1%	3.1%
Metro NY/NJ Average	10,830	2,855	2,762	3.4%	95.7%	95.8%	(0.1)%	177,560	171,951	3.3%	3.3%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,575	2,115	2,081	1.6%	95.4%	95.6%	(0.2)%	115,964	114,322	1.4%	1.6%
Mid-Atlantic Average	9,575	2,115	2,081	1.6%	95.4%	95.6%	(0.2)%	115,964	114,322	1.4%	1.6%

Pacific Northwest
Seattle, WA	3,727	2,051	1,918	6.9%	95.4%	95.8%	(0.4)%	43,731	41,061	6.5%	6.5%
Pacific Northwest Average	3,727	2,051	1,918	6.9%	95.4%	95.8%	(0.4)%	43,731	41,061	6.5%	6.5%

Northern California
San Jose, CA	3,792	2,637	2,401	9.8%	96.1%	96.3%	(0.2)%	57,648	52,616	9.6%	9.2%
Oakland-East Bay, CA	3,028	2,391	2,164	10.5%	95.8%	95.5%	0.3%	41,629	37,580	10.8%	11.2%
San Francisco, CA	3,167	3,265	3,006	8.6%	94.7%	95.9%	(1.2)%	58,739	54,670	7.4%	7.4%
Northern California Average	9,987	2,762	2,522	9.5%	95.5%	95.9%	(0.4)%	158,016	144,866	9.1%	9.1%

Southern California
Los Angeles, CA	8,196	2,116	1,964	7.7%	96.1%	96.2%	(0.1)%	99,959	92,889	7.6%	7.5%
Orange County, CA	2,657	2,014	1,898	6.1%	95.6%	95.8%	(0.2)%	30,699	28,991	5.9%	5.9%
San Diego, CA	1,078	1,983	1,849	7.2%	94.4%	94.7%	(0.3)%	12,102	11,319	6.9%	9.0%
Southern California Average	11,931	2,081	1,938	7.4%	95.8%	96.0%	(0.2)%	142,760	133,199	7.2%	7.4%

Average/Total Established	54,825	$2,397	$2,274	5.4%	95.6%	95.8%	(0.2)%	$753,426	$716,075	5.2%	5.3%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2015 such that a comparison of 2015 to 2016 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.0% between years.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
June 30, 2016
(Dollars in thousands)
(unaudited)

	Q2	Q2		Q2 2016 % of	YTD	YTD		YTD 2016 % of
	2016	2015	% Change	Total Opex	2016	2015	% Change	Total Opex

Property taxes (2)	$38,188	$35,034	9.0%	33.9%	$76,012	$71,803	5.9%	34.1%
Payroll	24,997	24,680	1.3%	22.2%	50,322	49,411	1.8%	22.6%
Repairs & maintenance (3)	19,738	19,028	3.7%	17.5%	36,413	35,614	2.2%	16.3%
Office operations (4)	13,039	12,193	6.9%	11.6%	25,691	24,069	6.7%	11.5%
Utilities (5)	9,516	9,673	(1.6)%	8.5%	20,668	23,137	(10.7)%	9.3%
Insurance (6)	4,342	4,225	2.8%	3.9%	8,793	8,142	8.0%	3.9%
Marketing (7)	2,755	2,662	3.5%	2.4%	5,097	5,603	(9.0)%	2.3%
Total Established Communities Operating Expenses (8)	$112,575	$107,495	4.7%	100.0%	$222,996	$217,779	2.4%	100.0%

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Property taxes increased for the three and six months ended June 30, 2016 over the prior year periods primarily due to increases in assessments in the current year, as well as successful appeals in the prior year periods in the Company's West Coast markets.

(3)
Repairs and maintenance increased for the three and six months ended June 30, 2016 over the prior year periods primarily due to the timing of various maintenance projects. The increase for the six months ended June 30, 2016 over the prior year period is partially offset by costs related to the severe winter storms in the Company's Northeast markets that occurred in the prior year period.

(4)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The increase for the three and six months ended June 30, 2016 over the prior year periods is primarily due to an increase in bad debt expense. The increase for the six months ended June 30, 2016 over the prior year period is partially offset by a decrease in state franchise taxes.

(5)
Utilities represents aggregate utility costs, net of resident reimbursements. The decrease for the three and six months ended June 30, 2016 from the prior year periods is primarily due to lower energy consumption and lower energy rates, partially offset by an increase in water and sewer expenses, net of resident reimbursements. The decrease is also partially attributable to the Company’s energy and water efficiency projects as well as lower fees paid to third-party utility billing services.

(6)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three and six months ended June 30, 2016 over the prior year periods is primarily due to increased general liability insurance premiums, as well as the timing of claims and related recoveries. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(7)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The increase for the three months ended June 30, 2016 over the prior year period is primarily due to an increase in internet advertising. The decrease for the six months ended June 30, 2016 from the prior year period is primarily due to a decrease in customer service incentives that were related to the severe winter storms in the Company's Northeast markets that occurred during the prior year period, partially offset by an increase in internet advertising.

(8)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses and other support-related expenses.

Attachment 8

AvalonBay Communities, Inc.
Development Communities as of June 30, 2016

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of July 15, 2016			Q2 '16 (1)
Wholly-Owned Communities Under Construction:
1.	Avalon Dublin Station II	Dublin, CA	252	$84.6	Q2 2014	Q4 2015	Q3 2016	Q4 2016	$2,750	100.0%	86.9%	81.0%	52.7%
2.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	456.3	Q3 2013	Q4 2015	Q4 2016	Q3 2017	3,735	61.9%	47.5%	37.7%	31.8%
3.	Avalon Huntington Beach (2)	Huntington Beach, CA	378	120.3	Q2 2014	Q1 2016	Q1 2017	Q3 2017	2,380	39.7%	34.9%	25.9%	10.9%
4.	Avalon Esterra Park (2)	Redmond, WA	482	137.8	Q3 2014	Q1 2016	Q2 2017	Q4 2017	2,280	34.9%	30.5%	23.4%	7.4%
5.	Avalon Alderwood II	Lynnwood, WA	124	26.5	Q1 2015	Q2 2016	Q3 2016	Q4 2016	1,995	72.6%	53.2%	39.5%	11.4%
6.	Avalon Laurel	Laurel, MD	344	72.4	Q2 2015	Q2 2016	Q1 2017	Q3 2017	1,850	40.7%	21.5%	15.4%	3.1%
7.	Avalon Quincy	Quincy, MA	395	95.3	Q2 2015	Q2 2016	Q2 2017	Q4 2017	2,165	17.2%	18.0%	7.1%	0.7%
8.	Avalon Princeton	Princeton, NJ	280	95.5	Q4 2014	Q3 2016	Q2 2017	Q4 2017	2,890	—	7.1%	—	—
9.	Avalon Hunt Valley	Hunt Valley, MD	332	74.0	Q1 2015	Q3 2016	Q2 2017	Q4 2017	1,795	—	—	—	—
10.	Avalon West Hollywood (2)	West Hollywood, CA	294	150.0	Q2 2014	Q4 2016	Q3 2017	Q2 2018	3,495	—	—	—	—
11.	Avalon North Station	Boston, MA	503	257.9	Q3 2014	Q4 2016	Q4 2017	Q2 2018	3,575	—	—	—	—
12.	Avalon Great Neck	Great Neck, NY	191	78.9	Q2 2015	Q1 2017	Q2 2017	Q4 2017	3,570	—	—	—	—
13.	AVA NoMa	Washington, D.C.	438	148.3	Q2 2015	Q2 2017	Q1 2018	Q3 2018	2,535	—	—	—	—
14.	Avalon Newcastle I (2)	Newcastle, WA	378	110.1	Q3 2015	Q4 2016	Q4 2017	Q2 2018	2,245	—	—	—	—
15.	Avalon Chino Hills	Chino Hills, CA	331	96.9	Q3 2015	Q4 2016	Q4 2017	Q2 2018	2,080	—	—	—	—
16.	Avalon Sheepshead Bay (3)	Brooklyn, NY	180	86.4	Q3 2015	Q3 2017	Q4 2017	Q2 2018	3,255	—	—	—	—
17.	Avalon Maplewood	Maplewood, NJ	235	66.3	Q4 2015	Q3 2017	Q1 2018	Q3 2018	2,270	—	—	—	—
18.	Avalon Rockville Centre II	Rockville Centre, NY	165	57.8	Q4 2015	Q3 2017	Q4 2017	Q2 2018	2,785	—	—	—	—
19.	AVA Wheaton	Wheaton, MD	319	75.6	Q4 2015	Q2 2017	Q1 2018	Q3 2018	1,870	—	—	—	—
20.	Avalon Dogpatch	San Francisco, CA	326	203.4	Q4 2015	Q4 2017	Q3 2018	Q1 2019	4,450	—	—	—	—
21.	Avalon Easton	Easton, MA	290	64.0	Q1 2016	Q2 2017	Q1 2018	Q3 2018	1,990	—	—	—	—
22.	Avalon Somers	Somers, NY	152	45.1	Q2 2016	Q3 2017	Q4 2017	Q1 2018	2,615	—	—	—	—
	Subtotal / Weighted Average		7,215	$2,603.4					$2,725
Wholly-Owned Communities Completed this Quarter:
1.	AVA Capitol Hill (2)	Seattle, WA	249	$81.5	Q1 2014	Q4 2015	Q2 2016	Q4 2016	$2,395	100.0%	93.6%	92.0%	73.4%
2.	Avalon Irvine III	Irvine, CA	156	55.7	Q2 2014	Q1 2016	Q2 2016	Q4 2016	2,395	100.0%	87.2%	85.9%	64.6%
3.	Avalon Union	Union, NJ	202	50.3	Q4 2014	Q4 2015	Q2 2016	Q3 2016	2,460	100.0%	98.5%	97.0%	72.7%
	Subtotal / Weighted Average		607	$187.5					$2,415
	Total / Weighted Average		7,822	$2,790.9					$2,705

	Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.3%

Community Information			Number	Total		Schedule
			of	Capital
			Apt	Cost		Initial
Development Name		Location	Homes	(millions) (1)		Occupancy	Complete
Joint Venture Community Under Construction:
1.	AVA North Point (4)	Cambridge, MA	265	$113.9		Q1 2018	Q4 2018

Asset Cost Basis (millions) (5):
	Total Capital Cost, under construction and completed			$3,290.9
	Total Capital Cost, disbursed to date			(2,360.4)
	Total Capital Cost, remaining to invest			$930.5

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Developments containing at least 10,000 square feet of retail space include AVA Capitol Hill (16,000 sf), Avalon Huntington Beach (10,000 sf), Avalon Esterra Park (17,000 sf), Avalon West Hollywood (32,000 sf) and Avalon Newcastle I (15,000 sf).

(3)
The Company is developing this project with a private development partner. The Company will own the rental portion of the development on floors 3-19 and the partner will own the for-sale condominium portion on floors 20-30 of the development.  Information in this attachment represents only the Company's portion of the project.  The Company is providing a construction loan to the development partner, expected to be $48.8 million, which together with the partner's contributed equity is expected to fund the condominium portion of the project.

(4)
The Company is developing this project within a joint venture that was formed in July 2016, in which the Company owns a 55.0% interest. Total Capital Cost reflects the underlying land at the assigned contribution value upon formation of the venture.

(5)
Includes the communities presented on this attachment plus five additional communities with 1,310 apartment homes representing $437.4 million in Total Capital Costs which has completed construction but not yet achieved Stabilized Operations for the full quarter. Q2 2016 NOI for these 31 communities was $8.8 million. AVA North Point is included at AVB share based on the GAAP basis for the joint venture.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the second quarter of 2016.

Attachment 9

AvalonBay Communities, Inc.
Future Development as of June 30, 2016

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2015	32	9,634	$3,418

Q1 2016
Q1 2016 Additions	1	1,100	$550
Q1 2016 Construction starts	(1)	(290)	(64)
Q1 2016 Adjustments to existing Development Rights	(2)	(699)	(184)
Development Rights as of 3/31/2016	30	9,745	3,720

Q2 2016
Q2 2016 Additions	5	2,060	$684
Q2 2016 Construction starts	(2)	(417)	(139)
Q2 2016 Adjustments to existing Development Rights	(3)	(936)	(253)
Development Rights as of 6/30/2016	30	10,452	$4,012

Current Development Rights by Region as of June 30, 2016

New England	5	1,365	$419
Metro NY/NJ	12	4,678	1,838
Mid-Atlantic	3	1,066	307
Pacific Northwest	4	1,194	375
Northern California	4	978	478
Southern California	2	1,171	595
Total	30	10,452	$4,012

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
As of June 30, 2016, the Company owns land (including pursuit costs) in the amount of $512 million for the future development of six of the 30 Development Rights. Construction is expected to commence during the next 12 months on five of the six Development Rights for which land is owned with a total basis of $487 million. In addition, one Development Right is an additional development phase of an existing stabilized operating community that the Company owns, and would be constructed on land currently associated with that operating community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the second quarter of 2016.

Attachment 10

AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2016
(Dollars in thousands)
(unaudited)

		Company		# of	NOI (3)		Debt
	# of	Ownership		Apartment		YTD	Principal		Interest
Unconsolidated Real Estate Investments (1)	Communities	Percentage (2)		Homes	Q2 2016	2016	Amount (3)		Rate (4)

Fund II	4	31.3%	(5)	1,576	$6,685	$14,836	$158,116		4.40%
U.S. Fund	7	28.6%		1,269	6,845	14,131	276,778		3.43%
AC JV	3	20.0%		921	4,634	9,221	162,300	(6)	6.00%
MVP I, LLC	1	25.0%		313	2,856	5,736	103,000		3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%		305	1,386	2,679	23,573		3.40%
Total Unconsolidated Real Estate Investments	16			4,384	$22,406	$46,603	$723,767		4.19%

(1)
Excludes development joint ventures and Avalon Clarendon, which the Company acquired in May 2016. To facilitate the acquisition, the Company formed a joint venture under which the Company acquired all of the rights and obligations associated with the residential component of a larger mixed-use development. NOI excludes $731 in Q2 and YTD 2016 from Avalon Clarendon. The Company and its venture partner expect to complete a vertical subdivision of the property in Q3 2016, at which time the Company will report the operating results of Avalon Clarendon as part of its consolidated results of operations.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)
NOI and outstanding indebtedness are presented at 100% ownership. NOI includes $2,155 in Q2 2016 from one Fund II community and $6,288 in YTD 2016 from two Fund II communities and two U.S. Fund communities disposed of during the six months ended June 30, 2016, and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)	Represents the weighted average interest rate as of June 30, 2016.

(5)
Upon achievement of a threshold return, the Company has a right to incentive distributions for its promoted interest representing the first 20% of available cash flow. In July 2016, Fund II distributed the proceeds from the sale of a community, of which the Company received $35,947. The Company’s share of the distribution included $5,014 for an incentive distribution, of which $3,447 was recognized as income from the Company’s promoted interest in Q2 2016.

(6)	Borrowing is comprised of four mortgage loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2016
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES					SELECT DEBT METRICS (5)
		Average
		Interest	Principal Amortization and Maturities (1) (2)		Net Debt-to-Core EBITDA
Debt Composition (1)	Amount (2)	Rate (3)				5.1x
Conventional Debt			2016	$258,191
Long-term, fixed rate	$5,539,169		2017	$976,857	Interest Coverage	6.9x
Long-term, variable rate	390,226		2018	$92,906
Variable rate facility (4)	—		2019	$593,125	Unencumbered NOI	80%
Subtotal, Conventional	5,929,395	4.1%	2020	$772,353

Tax-Exempt Debt
Long-term, fixed rate	116,595
Long-term, variable rate	818,995
Subtotal, Tax-Exempt	935,590	2.5%

Total Debt	$6,864,985	3.9%

DEBT COVENANT COMPLIANCE (5)

Unsecured Line of Credit Covenants	June 30, 2016	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	28.8%	<	60%
Combined EBITDA to Combined Debt Service	5.90x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	20.0%	<	65%
Secured Indebtedness to Capitalization Value (6)	10.6%	<	40%

Unsecured Senior Notes Covenants	June 30, 2016	Requirement

Total Outstanding Indebtedness to Total Assets (7)	36.6%	<	60%
Secured Indebtedness to Total Assets (7)	12.2%	<	40%
Unencumbered Assets to Unsecured Indebtedness	381.6%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	7.18x	>	1.50x

(1)
The Company has the option to extend the maturity date of $692,191 principal amount of indebtedness currently scheduled to mature in 2017. The extension option provides the Company the ability, for a fee, to elect a revised maturity of one or two years beyond the current maturity.

(2)	Balances outstanding and amounts due at maturity exclude any associated issuance discount, mark-to-market premiums and deferred financing costs.
(3)	Rates are as of June 30, 2016 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.
(4)	Represents the Company's $1.5 billion unsecured credit facility, under which no amounts were outstanding at June 30, 2016.
(5)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the six months ended June 30, 2016, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
June 30, 2016
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2)	IRR (2)

2007- 2011:
24 Communities (3) (4) (5)	11.8	$1,324,465	$664,998	$158,213	$506,785	5.4%	14.1%

2012:
4 Communities (6)	13.9	$268,250	$146,311	$50,815	$95,496	5.3%	10.6%

2013:
8 Communities (7)	13.4	$932,800	$278,231	$94,790	$183,441	4.9%	12.8%

2014:
4 Communities (7)	10.9	$296,200	$106,138	$38,367	$67,771	5.0%	12.6%

2015:
3 Communities	11.5	$265,500	$115,625	$47,451	$68,174	5.3%	10.1%

2016:
2 Communities	17.4	$115,350	$82,511	$32,333	$50,178	5.2%	12.7%

2007 - 2016 Total
45 Communities	12.5	$3,202,565	$1,393,814	$421,969	$971,845	5.2%	13.1%

(1)	Provides disposition activity for consolidated communities for the most recent 10 year period.

(2)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
2009 and 2010 GAAP and Economic Gains include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(4)
2010 Gross Sales Price and GAAP and Economic Gains include the disposition of Avalon on the Sound, a consolidated community that was previously held in a joint venture for a portion of the Company's investment period. This community is not included in the calculation of Weighted Average Investment Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)	2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange.

(6)
2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(7)
2013 and 2014 results include the sale of four and two Archstone communities, respectively, for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to the short investment period.

Attachment 13
AvalonBay Communities, Inc.
2016 Financial Outlook
As of July 25, 2016
(dollars in millions, except per share data)

Key Outputs (1)

	Annual 2016
	July 2016	February 2016
	Outlook	Outlook
EPS	$7.48 to $7.68	$6.86 to $7.26
Projected Growth (2)	37.6%	28.1%
FFO per share	$8.26 to $8.46	$8.12 to $8.52
Projected Growth (2)	3.9%	3.4%
Core FFO per share	$8.13 to $8.33	$8.03 to $8.43
Projected Growth (2)	9.0%	9.0%

Assumptions

Annual 2016
	July 2016	February 2016
	Outlook	Outlook
2016 Established Communities assumptions:
Revenue change (3)	4.25% to 4.75%	4.25% to 5.5%
Operating expense change	2.0% to 2.75%	2.25% to 3.25%
Net operating income change	5.0% to 5.75%	5.0% to 6.5%

Expensed overhead (4)	$116 to $120	$110 to $120

Capitalized interest	$76 to $80	$72 to $82

Expected capital cost for Development Communities started in 2016 - AVB Share (5)	$1,225	$1,150

Expected capital cost for Development Communities completed in 2016 - AVB Share	$975	$950

Sources and Uses (2)

	July 2016	February 2016
	Outlook	Outlook
Cash and cash equivalents, December 31, 2015	$400	$400

2016 Projected sources of funds:
New capital from asset sales and capital markets activity	1,150	1,075
Cash from operations (6)	350	350
Total sources of funds	1,500	1,425

2016 Projected uses of funds:
Development and redevelopment activity, including land	1,300	1,350
Debt redemptions and amortization	400	275
Total uses of funds	1,700	1,625

Projected cash and cash equivalents, December 31, 2016	$200	$200

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the second quarter of 2016.

(1)	See Attachment 14 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of EPS to FFO per share and Core FFO per share.

(2)	Data generally represents the mid-point of management's expected ranges for 2016.

(3)
If the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the midpoint of the projected revenue change for 2016 would increase by 0.1% to 0.2%.

(4)	Includes general and administrative expense, property management and investment overhead.

(5)
The Company's expected development for 2016 includes construction of communities through joint ventures. Including third party partners' interest in those joint ventures, gross projected Total Capital Cost for communities started in 2016 is $1,275.

(6)	Represents cash flow from operations, net of capital expenditures and dividend payments.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
June 30, 2016

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016, and the Company’s Term Loan Agreement dated March 31, 2014, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014, which have been filed as exhibits to the Company’s SEC reports.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.

Attachment 14

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the three months ended June 30, 2016 as well as prior years’ activities is presented elsewhere on Attachment 12.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for 2016 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2015 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 14

	Q2	Q2	YTD	YTD
	2016	2015	2016	2015

Net income attributable to common stockholders	$197,444	$172,324	$435,377	$380,469
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	134,858	119,856	262,558	238,177
Distributions to noncontrolling interests, including discontinued operations	10	9	20	19
Gain on sale of unconsolidated entities holding previously depreciated real estate	(23,547)	(1,718)	(53,172)	(10,873)
Gain on sale of previously depreciated real estate	(30,990)	—	(82,420)	(70,936)
Casualty and impairment (recovery) loss, net on real estate (1)(5)	(4,195)	—	(4,195)	4,195
FFO attributable to common stockholders	273,580	290,471	558,168	541,051

Adjusting items:
Joint venture losses (gains) (2)	574	(8,282)	5,568	(10,283)
Business interruption ("BI") insurance proceeds	(10)	(66)	(20,344)	(154)
Casualty and impairment loss (gain), net on real estate (3)(5)	2,463	(17,114)	261	(15,521)
Lost NOI from casualty losses covered by BI insurance	1,833	1,687	3,703	3,334
Loss (gain) on extinguishment of consolidated debt	2,461	(7,749)	2,461	(7,749)
Acquisition costs	829	62	1,929	940
Severance related costs	(24)	16	561	1,664
Development pursuit and other write-offs	338	353	771	462
Joint venture promote (4)	(3,447)	(1,289)	(3,447)	(21,969)
Gain on sale of other real estate	(143)	(9,625)	(143)	(9,647)
Income taxes	—	997	—	997
Core FFO attributable to common stockholders	$278,454	$249,461	$549,488	$483,125

Average shares outstanding - diluted	137,437,733	133,086,439	137,410,387	133,131,363

Earnings per share - diluted	$1.44	$1.29	$3.17	$2.86
FFO per common share - diluted	$1.99	$2.18	$4.06	$4.06
Core FFO per common share - diluted	$2.03	$1.87	$4.00	$3.63

(1) In 2015, the Company recognized an impairment on depreciable real estate of $4,195 from the severe winter storms that occurred in the Company’s Northeast markets. In Q2 2016, the Company received insurance proceeds, net of additional costs incurred, of $5,732 related to the winter storms. For Q2 and YTD 2016, the Company recognized $4,195 of this recovery as an offset to the loss recognized in the prior year period. The balance of the net insurance proceeds received in 2016 of $1,537 is recognized as a casualty gain and is included in the reconciliation of FFO to Core FFO.

(2) Amounts for 2016 are primarily composed of the Company's portion of yield maintenance charges incurred for the early repayment of debt associated with joint venture disposition activity. Amount for YTD 2016 also includes the write-off of asset management fee intangibles primarily associated with the disposition of communities in the U.S. Fund. Amounts for 2015 are primarily composed of the Company's proportionate share of gains and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(3) Amounts for Q2 and YTD 2016 include impairment charges of $4,000 and $10,500, respectively, relating to ancillary land parcels, partially offset by $1,537 in insurance proceeds in excess of the total recognized loss related to severe winter storms in the Company's Northeast markets that occurred in 2015. Amount for YTD 2016 also includes $8,702 in property damage insurance proceeds for the Edgewater casualty loss. Amounts for Q2 and YTD 2015 include $22,000 and $44,142, respectively, of Edgewater insurance proceeds received, partially offset by $4,886 and $27,679, respectively, for the write-off of real estate and related costs.

(4) Amounts for 2016 are composed of the Company's recognition of its promoted interest in Fund II. Amount for YTD 2015 is primarily composed of a joint venture partner's buyout of the Company's promoted interest in future distributions of MVP I, LLC.

(5) Aggregate impact of Casualty and impairment (recovery) loss, net on real estate and Casualty and impairment loss (gain), net on real estate for Q2 and YTD 2016 are gains of $1,732 and $3,935, respectively, as shown on Attachment 1 to this release.

Attachment 14

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the three months ended June 30, 2016 are as follows (dollars in thousands):

Net income attributable to common stockholders	$197,444
Interest expense, net	46,581
Income tax expense	36
Depreciation expense	132,469
EBITDA	$376,530

NOI from real estate assets sold or held for sale	(1,192)
Gain on sale of communities	(30,990)
EBITDA after disposition activity	$344,348

Joint venture income	(27,151)
Casualty and impairment (gain) loss, net	(1,732)
Lost NOI from casualty losses	1,833
Loss on extinguishment of debt, net	2,461
Gain on sale of other real estate	(143)
Business interruption insurance proceeds	(10)
Acquisition costs	829
Severance related costs	(24)
Development pursuit and other write-offs	338
Core EBITDA	$320,749

Interest expense, net	$46,581

Interest Coverage	6.9 times

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 14

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2016 Core EBITDA, as adjusted. For a calculation of Core EBITDA, see "Interest Coverage" above.

Total debt principal (1)	$6,864,985
Cash and cash in escrow	(287,691)
Net debt	$6,577,294

Core EBITDA	$320,749

Core EBITDA, annualized	$1,282,996

Net Debt-to-Core EBITDA	5.1 times

(1) Balance at June 30, 2016 excludes $7,178 of debt discount and $23,657 of deferred financing costs as reflected in unsecured notes, net, and $11,701 of debt premium and $11,860 of deferred financing costs as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, casualty and impairment (gain) loss, net gain on sale of real estate assets, and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 14

	Q2	Q2	Q1	Q4	YTD	YTD
	2016	2015	2016	2015	2016	2015
Net income	$197,319	$172,253	$237,877	$155,352	$435,197	$380,306
Indirect operating expenses, net of corporate income	15,477	14,817	16,537	13,332	32,015	30,215
Investments and investment management expense	1,194	1,073	1,145	1,096	2,340	2,107
Expensed acquisition, development and other pursuit costs, net of recoveries	1,436	673	3,462	1,570	4,897	1,860
Interest expense, net	46,581	44,590	43,410	42,217	89,991	90,164
Loss (gain) on extinguishment of debt, net	2,461	(7,749)	—	—	2,461	(7,749)
General and administrative expense	12,011	10,335	11,404	11,508	23,414	20,803
Joint venture income	(27,151)	(13,806)	(27,969)	(1,093)	(55,120)	(48,371)
Depreciation expense	132,469	118,627	127,216	122,259	259,685	235,480
Income tax expense	36	1,293	37	135	73	1,308
Casualty and impairment (gain) loss, net	(1,732)	(17,114)	(2,202)	125	(3,935)	(11,326)
Gain on sale of real estate	(31,133)	(9,625)	(51,430)	(9,474)	(82,563)	(80,583)
NOI from real estate assets sold or held for sale (1)	(1,192)	(4,377)	(2,025)	(3,281)	(3,218)	(8,812)
NOI	$347,776	$310,990	$357,462	$333,746	$705,237	$605,402

Established:
New England	$37,170	$36,182	$36,670	$38,294	$73,840	$67,824
Metro NY/NJ	61,951	60,551	59,764	62,988	121,715	118,456
Mid-Atlantic	40,530	39,560	40,063	41,210	80,593	79,089
Pacific NW	15,843	14,997	15,745	15,502	31,588	29,747
No. California	60,850	56,985	60,248	59,354	121,097	111,011
So. California	50,934	46,182	51,041	49,227	101,975	92,655
Total Established	267,278	254,457	263,531	266,575	530,808	498,782
Other Stabilized (2)	38,593	29,046	58,604	33,296	97,197	53,199
Development/Redevelopment	41,905	27,487	35,327	33,875	77,232	53,421
NOI	$347,776	$310,990	$357,462	$333,746	$705,237	$605,402

(1) Represents NOI from real estate assets sold or held for sale that are not otherwise classified as discontinued operations.

(2) NOI for Q1 2016 and YTD 2016 Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at June 30, 2016 that are not otherwise classified as discontinued operations). A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2016	2015	2016	2015

Revenue from real estate assets sold or held for sale	$2,016	$7,292	$5,365	$14,726
Operating expenses from real estate assets sold or held for sale	(824)	(2,915)	(2,147)	(5,914)
NOI from real estate assets sold or held for sale	$1,192	$4,377	$3,218	$8,812

Attachment 14

Non-Revenue Generating Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Other Stabilized Communities as of January 1, 2016 are completed consolidated communities that the Company owns, which did not have Stabilized Operations as of January 1, 2015, but have stabilized occupancy as of January 1, 2016. Other Stabilized Communities as of January 1, 2016 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter of 2016 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

	Low Range	High Range

Projected EPS (diluted) - Q3 2016	$2.69	$2.75
Depreciation (real estate related)	0.98	1.02
Gain on sale of communities	(1.53)	(1.57)
Projected FFO per share (diluted) - Q3 2016	2.14	2.20

Gain on sale of other real estate	(0.08)	(0.08)
JV costs, abandoned pursuits, acquisition costs and severance	(0.02)	(0.02)
Lost NOI from casualty losses	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2016	$2.05	$2.11

Projected EPS (diluted) - Full Year 2016	$7.48	$7.68
Depreciation (real estate related)	3.77	3.97
Gain on sale of communities	(2.99)	(3.19)
Projected FFO per share (diluted) - Full Year 2016	8.26	8.46

JV costs, abandoned pursuits, acquisition costs and severance	0.03	0.03
Gain on sale of other real estate	(0.08)	(0.08)
Lost NOI from casualty losses	0.05	0.05
Early extinguishment of consolidated borrowings	0.02	0.02
Business interruption insurance proceeds	(0.15)	(0.15)
Projected Core FFO per share (diluted) - Full Year 2016	$8.13	$8.33

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Attachment 14

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2016	2015	2016	2015

Rental revenue (GAAP basis)	$379,675	$361,689	$753,426	$716,075
Concessions amortized	216	757	410	1,785
Concessions granted	(313)	(23)	(524)	(511)

Rental Revenue with Concessions
on a Cash Basis	$379,578	$362,423	$753,312	$717,349

% change -- GAAP revenue		5.0%		5.2%

% change -- cash revenue		4.7%		5.0%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Attachment 14

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2016 is as follows (dollars in thousands):

Year to Date
NOI
NOI for Established Communities	$530,808
NOI for Other Stabilized Communities (1)	97,197
NOI for Development/Redevelopment Communities	77,232
NOI from real estate assets sold or held for sale	3,218
Total NOI generated by real estate assets	708,455
NOI on encumbered assets	141,104
NOI on unencumbered assets	$567,351

Unencumbered NOI	80%

(1) NOI for Other Stabilized Communities includes $20,306 of business interruption insurance proceeds related to the Edgewater casualty loss.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.